Exhibit 99.1

Contact: Jeff Harkins
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces the Appointment of Denise Paulonis to the Board of Directors

DENTON, Texas, May 23, 2018 -- Sally Beauty Holdings, Inc. (NYSE: SBH) today announced that Denise Paulonis, Executive Vice President and Chief Financial Officer of The Michaels Companies, has been appointed to the Board of Directors. Ms. Paulonis brings more than twenty years of experience in finance, accounting, tax, treasury, risk management, investor relations, supply chain and corporate strategy.

“I am really pleased to welcome Denise to the Board,” stated Bob McMaster, Chairman of the Board of Directors.  “She is an extraordinary leader who brings a wealth of experience, especially in retail and consumer goods. Her strong finance and strategic background will supplement our Board’s breadth of talent and experience. I am confident that Denise will make a positive contribution and will be a great asset as SBH continues its transformation towards long-term growth.”

“I am honored to serve on the board of Sally Beauty Holdings,” Paulonis said. “I look forward to working with the Board and with the company’s outstanding management team to help shape the strategy and long-term growth of this great company.”

Ms. Paulonis joined Michaels in September 2014 and has served various finance roles within the organization, including Executive Vice President and Chief Financial Officer; Senior Vice President of Finance and Treasurer; and Vice President of Corporate Finance, Investor Relations and Treasury. Prior to joining Michaels, Ms. Paulonis held various senior level positions with PepsiCo from August 2009 to September 2014, including Vice President of Financial Planning and Analysis of the Frito Lay division, Vice President of Finance and Strategy of PepsiCo U.S. Sales, and Vice President of Global Corporate Strategy.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,177 stores, including approximately 184 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Peru, Chile, the

United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany.  Sally Beauty Supply stores offer up to 8,000 products for hair, skin, and nails through professional lines such as OPI®, China Glaze®, Wella®, Clairol®, Conair® and Hot Shot Tools®, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and Aquage®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.